UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2016
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AOXING PHARMACEUTICAL COMPANY, INC.
(Exact name of registrant as specified in its charter)
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Florida	0-24185	65-0636168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1098 Foster City Blvd., Suite 106-810, Foster City, CA 94404
(Address of Principal Executive Office) (Zip Code)

(646) 367 1747
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2016 the Registrant's Board of Directors appointed Zheng James Chen to serve as the Registrant's Chief Financial Officer, effective on February 1, 2016.  Guoan Zhang, who had been serving as Interim CFO, will remain with the Registrant as Senior Vice President for Finance. Information about Dr. Chen follows.

Zheng James Chen was employed from 2012 to 2016 as Chief Financial Officer of Origin Agritech Limited (NASDAQ:  SEED), an agricultural biotechnology company headquartered in Beijing. From 2008 to 2012 Dr. Chen was employed as an Investment Manager by the Abu Dhabi Investment Authority, which is the sovereign wealth fund for the government of Abu Dhabi. From 2003 to 2008, Dr. Chen worked as an equity research analyst in three companies: Fulcrum Group Partners, BB&T Capital Markets, and Morgan Joseph. Previously, Dr. Chen was employed as a technology license manager at Univation Technologies, a joint venture between ExxonMobil and Dow Chemical.  Dr. Chen currently sits on the Board of Directors of, and is Chairman of the Audit Committee for, China Finance Online (NASDAQ: JRJC). He is also Chairman of the Board of Supervisors for Linjiang Chemical, which is listed on the New Third Board in China. Dr. Chen was awarded a Ph.D. in Chemical Engineering by the University of Connecticut in 1996, and an M.B.A. by New York University in 2004. Dr. Chen is 50 years old.

The Registrant has entered into a three year employment agreement with Dr. Chen.  The agreement calls for an annual salary of $330,000. Dr. Chen is entitled to choose to receive common stock in lieu of salary for one or more periods of one, three or six months, with the shares valued at market price at the beginning of each such period The employment agreement also provides for a grant of options to purchase 300,000 shares at $.71 per share, vesting one-third per year during the term of the agreement.

Item 9.01        Financial Statements and Exhibits

Exhibits

10-a	Aoxing Pharmaceutical Company CFO Employment Agreement dated January 28, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Aoxing Pharmaceutical Company, Inc.

Date: February 1, 2016	By:	/s/ Zhenjiang Yue Zhenjiang Yue, Chief Executive Officer